Exhibit 10.19

Time-Based Vesting

Restricted Stock Unit Grant - Canadian Taxpayers

OM ASSET MANAGEMENT PLC

EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made effective as of                       , 20     (the “Grant Date”) between OM Asset Management plc, a public company limited by shares and incorporated under the laws of England and Wales (the “Company”), and                                        (the “Participant”).

WITNESSETH:

WHEREAS, the Company has adopted the OM Asset Management plc Equity Incentive Plan (the “Plan”) for the benefit of the employees of the Company and its Subsidiaries; and

WHEREAS, the Committee, as defined in the Plan, has authorized the Award to the Participant of Restricted Stock Units under the Plan, on the terms and conditions set forth in the Plan and in this Agreement;

NOW, THEREFORE, in consideration of the premises contained herein, the Company and the Participant hereby agree as follows:

1.             Definitions.

Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Plan.

2.             Award of Restricted Stock Units.

The Committee hereby grants to the Participant, on the Grant Date set forth above, [insert #] Restricted Stock Units.

3.             Vesting of Restricted Stock Units.

The Restricted Stock Units will become non-forfeitable and the Risk of Forfeiture shall lapse on the vesting dates (the “Vesting Dates”) and in the proportions described below, provided that the Participant is continuously employed by the Company or an Affiliate until the applicable Vesting Date.

Percentage of Shares Vesting		Vesting Date

%

%

%

4.             Forfeiture of Restricted Stock Units.

If the Participant’s employment with the Company and its Affiliates terminates prior to a Vesting Date for any reason, except as described in Section 5, any unvested Restricted Stock Units shall automatically be forfeited, and all of the Participant’s rights to and interest in the Restricted Stock Units shall terminate without payment of consideration.

5.             Accelerated Vesting Upon Certain Terminations.

If the Participant’s employment with the Company and its Affiliates terminates prior to a Vesting Date as a result of the Participant’s: (a) death; (b) disability for which the Participant qualifies for benefits under a long-term disability plan sponsored by the Company or an Affiliate; or (c) involuntary termination without Cause, the Committee may, in its sole discretion, (i) provide that the Participant’s Restricted Stock Units shall not be forfeited upon such termination of employment, and the Participant shall be eligible for settlement of this Award in accordance with Section 6 upon such termination of employment; or (ii) where the Participant is subject to a post-termination covenant not to compete with the Company and/or its Affiliates that constitutes a Risk of Forfeiture, provide that the Participant’s Restricted Stock Units shall not be forfeited upon such termination of employment, and that the Restricted Stock Units shall be settled in accordance with Section 6 upon the earlier of (A) the applicable Vesting Date; and (B) the expiration of the noncompete period, provided, however, that the Participant complies with the covenant not to compete through to such date.

The date of the termination of employment shall, for all purposes, be deemed to be the Participant’s last day of active employment with the Company or any of its Affiliates and shall not be extended beyond that date by any notice period to which the Participant is entitled to receive under the terms of the Participant’s employment agreement or otherwise.

6.             Settlement of Restricted Stock Units.

Within a reasonable period of time after an applicable Vesting Date or any earlier applicable date set forth in Section 5, the Company shall issue or transfer to or for the benefit of the Participant that number of shares of Stock equal to the aggregate number of Restricted Stock Units for which the Participant is then entitled to settlement.

7.             Voting and Dividend Equivalents.

Unless and until shares of Stock are issued or transferred to the Participant in settlement of vested Restricted Stock Units hereunder and are evidenced in book entry form on the records of the Company’s transfer agent in the name of the Participant, Participant shall not be, or have any of the rights or privileges of, a stockholder of the Company.  Following vesting of any Restricted Stock Units hereunder, the Participant shall be entitled to receive payments (without interest or other earnings) equivalent to any dividends declared with respect to the shares of Stock underlying such vested Restricted Stock Units, the record dates for which fall on or after the Grant Date and prior to the date on which such shares of Stock are settled upon the Participant, at the time such shares of Stock are issued or transferred to the Participant in accordance with Section 6.

8.             Authority of the Committee.

This Agreement and the Restricted Stock Units awarded hereunder shall be subject to such rules and regulations as the Committee shall adopt pursuant to the Plan.  All decisions of the Committee upon any question arising under the Plan or under this Agreement shall be final, conclusive and binding upon the Participant and any person claiming any interest in the Award made under this Agreement.

9.             Withholding.

The Company and its Affiliates shall be entitled to deduct and withhold from any payment of any kind otherwise due to the Participant the minimum amount necessary to satisfy their withholding obligations under any and all federal, state, provincial and/or local tax rules or regulations in connection with the Participant’s Award of Restricted Stock Units.  In addition, the Committee may require the Participant to satisfy the minimum withholding tax obligations by any (or a combination) of the following means: (a) a cash, check, or wire transfer; or (b) authorizing the Company or an Affiliate or the trustee of an employee benefit trust holding Stock with respect to the Plan to withhold and, if applicable, sell into the market, from the shares otherwise vesting and deliverable to the Participant, the number of shares having a Market Value, as of the date the withholding tax obligation arises, less than or equal to the amount of the withholding obligation.

10.          Plan Terms.

The terms of the Plan are hereby incorporated herein by reference.  In the event of a conflict between the terms and conditions of this Agreement and the terms and conditions of the Plan, the terms and conditions of the Plan shall prevail.

11.          No Employment Rights.

The Award of Restricted Stock Units pursuant to this Agreement shall not give the Participant any right to remain employed with the Company or any Affiliate.

12.          Amendment.

The terms of this Award of Restricted Stock Units as evidenced by this Agreement may be amended by the Committee without the approval of the Participant, subject however to the limitations set out in the Plan, or may be amended by written agreement of the Participant and the Company.  The Company reserves the right to amend the Plan at any time, subject to any limitations set out in the Plan.

13.          Governing Law.

This Agreement shall be governed, interpreted and enforced in accordance with the laws of the State of Delaware without regard to the conflict of laws principles thereof.

14.          Participant Acknowledgment.

By executing this Agreement, the Participant hereby acknowledges that he or she has received and read the Plan and this Agreement and that he or she agrees to be bound by all of the terms and conditions of the Restricted Stock Unit Award as set forth in this Agreement, subject to the terms and conditions of the Plan.  The Participant hereby further acknowledges and agrees that his or her right to receive or retain this Award, any amount received pursuant to this Award (in cash or shares of Stock), and any profit or gain realized in connection with this Award, is subject to cancellation and recoupment in accordance with the Company’s Claw-back Policy, as in force from time to time.  The Participant understands that the Participant (and not the Company or any of its Affiliates) shall be responsible for the federal, state, provincial, local or foreign tax liability and any other tax consequences to the Participant that may arise as a result of the grant of this Award of Restricted Stock Units and the issuance or transfer of shares of Stock as contemplated by this Agreement.  By executing this Agreement, the Participant hereby consents to receive documents in relation to the Plan and this Award by electronic delivery, and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or by a third party designated by the Company.

ATTEST:	OM ASSET MANAGEMENT plc

By:

Its:

, Participant